EXHIBIT 11(c)(2)


                     TENDER AGREEMENT AND IRREVOCABLE PROXY


                  AGREEMENT, dated as of June 16, 1997, among WALTZ CORP., a Delaware corporation ("Parent"), WALTZ ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Moshael J. Straus (the "Stockholder").

                  Parent, Merger Sub and The Multicare Companies, Inc., a Delaware corporation (the "Company"), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which Merger Sub is merging with and into the Company and the Company will survive as a wholly-owned subsidiary of Parent (the "Merger").

                  WHEREAS, as of the date hereof, Stockholder is the record and beneficial owner of, and has the right to vote and dispose of, the number of shares of Common Stock set forth on the signature page hereto;

                  WHEREAS, as an inducement and a condition to its entering into the Merger Agreement and incurring the obligations set forth therein, including the Offer and the Merger, Parent has required that Stockholder enter into this Agreement;

                  NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

                  1. Certain Definitions. Capitalized terms used and not defined herein have the respectively meanings ascribed to them in the Merger Agreement. In addition, for purposes of this Agreement:

                  "AFFILIATE" means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this Agreement, with respect to Stockholder, "AFFILIATE" shall not include the Company and the Persons that directly, or indirectly through one or more intermediaries, are controlled by the Company.

                  "BENEFICIALLY OWNED" or "BENEFICIAL OWNERSHIP" with respect to any securities means having "BENEFICIAL OWNERSHIP" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all Affiliates of such Person and all other persons with whom such Person would





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constitute a "GROUP" within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder.

                  "OWNED SHARES" means the shares of Common Stock Beneficially Owned by Stockholder on the date hereof, together with any other shares of Common Stock, or any other securities of the Company entitled, or which may be entitled, to vote generally in the election of directors and any other shares of Common Stock or such other securities which may hereafter be Beneficially Owned by Stockholder (including upon exercises of options or otherwise).

                  "PERSON" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

                  "REPRESENTATIVE" means, with respect to any Person, such Person's officers, directors, employees, agents and representatives (including any investment banker, financial advisor, agent, representative or expert retained by or acting on behalf of such Person or its subsidiaries).

                  "TRANSFER" means, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security or the Beneficial Ownership thereof, the offer to make such a sale, transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, "TRANSFER" shall have a correlative meaning.

                  2. Tender of Shares. Stockholder hereby agrees to validly tender (or cause the record owner thereof) and not withdraw, pursuant to and in accordance with the terms of the Offer, all Owned Shares. Stockholder hereby acknowledges and agrees that Merger Sub's obligation to accept for payment and pay for shares of Common Stock in the Offer, including any Owned Shares tendered by Stockholder, is subject to the terms and conditions of the Offer. The parties agree that Stockholder will, for all Owned Shares tendered by Stockholder in the Offer and accepted for payment by Merger Sub, receive a price per Owned Share equal to $28.00, or such higher per share consideration paid to other stockholders who have tendered into the Offer.

                  3. Voting of Owned Shares; Proxy; Other Covenants. (a) Stockholder hereby agrees that during the period commencing on the date hereof and continuing until the earlier of (x) the consummation of the Offer and (y) the termination of this Agreement (such period being referred to as the "VOTING PERIOD"), at any meeting (whether annual or special, and whether or not an adjourned or postponed meeting) of the Company's stockholders, however called, or in connection with any written consent of the Company's stockholders, subject to the absence of a preliminary or permanent injunction or other requirement under applicable law by any United States federal, state or foreign court barring such action, Stockholder shall vote (or cause to be voted) all Owned
Shares: (i) in favor of the





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Merger, the execution and delivery by the Company of the Merger Agreement and the approval and adoption of the Merger and the terms thereof and each of the other actions contemplated by the Merger Agreement and this agreement and any actions required in furtherance thereof and hereof; (ii) against any action or agreement that would impede, interfere with, or prevent the Offer or the Merger; and (iii) except as otherwise agreed to in writing in advance by the Parent, against the following actions (other than the Offer, the Merger and the transactions contemplated by the Merger Agreement and this Agreement): (I) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries (including any transaction contemplated by an Acquisition Proposal); (II) any sale, lease or transfer of a material amount of the assets or business of the Company or its subsidiaries, or any reorganization, restructuring, recapitalization, special dividend, dissolution, liquidation or winding up of the Company or its subsidiaries; (III) any change in the present capitalization of the Company including any proposal to sell any material equity interest in the Company or any amendment of the certificate of incorporation of the Company and (IV) against an election of new members of the Board of Directors of the Company except where the vote is cast in favor of the nominees of a majority of the existing directors of the Company. Stockholder shall not enter into any agreement, arrangement or understanding with any Person the effect of which would be inconsistent or violative of the provisions and agreements contained in this Section 3(a).

                           (b) IRREVOCABLE PROXY. STOCKHOLDER HEREBY GRANTS TO,
AND APPOINTS MERGER SUB AND ANY DESIGNEE OF MERGER SUB, EACH OF THEM INDIVIDUALLY, STOCKHOLDER'S IRREVOCABLE (UNTIL THE TERMINATION OF THIS AGREEMENT) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE OWNED SHARES OF STOCKHOLDER AS INDICATED IN SECTION 3(a) ABOVE. STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION OF THIS AGREEMENT) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY STOCKHOLDER WITH RESPECT TO STOCKHOLDER'S OWNED SHARES.

                           (c) Stockholder Capacity. Stockholder is making this
Agreement solely in his capacity as the owner of the Owned Shares and not in his capacity as a director or officer, and the agreements set forth in this Section 2 or 3 shall in no way restrict Stockholder in the exercise of his fiduciary duties as a director and officer of the Company, which, in the case of Section 3(d), such duties will be exercised only in accordance with the instructions of the Company's Board of Directors acting in compliance with the requirements of
Section 6.4 of the Merger Agreement. Stockholder signs solely in his or her capacity as the record and Beneficial Owner of the Owned Shares.

                           (d) Stockholder shall immediately cease any existing
discussions or negotiations, if any, with any parties conducted heretofore with respect




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to any Acquisition Proposal. The Stockholder shall not, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any person or group (other than Parent and Merger Sub or any affiliate, associate or designee of Parent or Merger Sub) concerning any proposal (an "Acquisition Proposal") for an acquisition of all or any substantial part of the business and properties or capital stock of the Company and its subsidiaries taken as a whole, directly or indirectly, whether by merger, consolidation, share exchange, tender offer, purchase of assets or shares of capital stock or otherwise (an "Acquisition Transaction").

                 4. Restrictions on Transfer, Other Proxies.

                           Stockholder shall not, until the termination of this
Agreement, directly or indirectly; (i) expect as provided in Section 2 hereof, Transfer to any Person any or all Owned Shares; or (ii) except as provided in
Section 3(b), grant any proxies or powers of attorney, deposit any Owned Shares into a voting trust or enter into a voting agreement, understanding or arrangement with respect to such Owned Shares. Notwithstanding anything to the contrary provided in this Agreement, Stockholder shall have the right to Transfer Owned Shares (i) to any Family Member, (ii) to the trustee or trustees of a trust solely (except for remote contingent interests) for the benefit of Stockholder and/or one or more Family Members, (iii) to a foundation created or established by Stockholder, (iv) to a corporation of which Stockholder and/or any Family Members owns all of the outstanding capital stock, (v) to a partnership of which Stockholder and/or any Family Members owns all of the partnership interests, (vi) to the executor, administrator or personal representative of the estate of Stockholder, (vii) to any guardian, trustee or conservator appointed with respect to the assets of Stockholder or (viii) by operation of law; provided, that in the case of any Transfer pursuant to clauses
(i) through (vii), the transferee shall execute an agreement to be bound by the terms of this Agreement, or terms substantially identical thereto. "Family Member" shall have the meaning ascribed to "Related Parties" under Section 672(c) of the Internal Revenue Code of 1986, as amended.

                           5. Representations and Warranties of Stockholder.
Stockholder hereby represents and warrants to the Parent and Merger Sub as follows:

                           (a) Stockholder has all necessary power and authority
and legal capacity to execute and deliver this Agreement and perform his obligations hereunder. No other proceedings or actions on the part of Stockholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

                           (b) This Agreement has been duly and validly executed
and delivered by Stockholder and constitutes the valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms except
(i) to the extent limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights and (ii) the remedy of specified performance and injunctive and other



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forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                           (c) Stockholder is the record holder and Beneficial
Owner of the Owned Shares which, as of the date hereof, are set forth on the signature page hereto. Stockholder has good and marketable title to all of the Owned Shares, free and clear of all liens, claims, options, proxies, voting agreements, security interests, charges and encumbrances. The Owned Shares constitute all of the capital stock of the Company Beneficially Owned by Stockholder, and except for not more than 150,000 shares of Common Stock owned by a foundation referred to in clause (iii) of Section 4, the Owned Shares and shares of Common Stock issuable upon exercise of options held by Stockholder, neither Stockholder nor any of his Affiliates Beneficially Owns or has any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any shares of Common Stock or any securities convertible into Common Stock. Except as provided in Section 3(b) hereof and the up to 150,000 shares of Common Stock referred to in this Section 5(c), Stockholder has sole power to vote and to dispose of the Owned Shares.

                           (d) Stockholder understands and acknowledges that
Parent is entering into, and causing the Merger Sub to enter into, the Merger Agreement, and is incurring the obligations set forth therein, in reliance upon Stockholder's execution and delivery of this Agreement.

                           (e) None of the execution and delivery of this
Agreement by Stockholder the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of the certificate of incorporation or by-laws of the Company, or (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of his properties or assets may be bound, or violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to the Stockholder or any of his properties or assets.

                     6. Representations and Warranties of Parent and
Merger Sub. Parent and Merger Sub hereby represent, warrant and covenant to Stockholder as follows:

                           (a) Parent and Merger Sub each is a corporation duly
organized and validly existing under the laws of its jurisdiction of incorporation, and each of them is in good standing under the laws of its jurisdiction of incorporation. Each of Parent and Merger Sub have all necessary corporate power and authority to




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execute and deliver this Agreement and perform their respective obligations hereunder. The execution and delivery by Parent and Merger Sub of this Agreement and the performance by Parent and Merger Sub of their respective obligations hereunder have been duly and validly authorized by the Board of Directors of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

                           (b) This Agreement has been duly and validly executed
and delivered by Parent and Merger Sub and constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms except (i) to the extent limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                           (c) None of the execution and delivery of this
Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the transactions contemplated hereby or compliance by Parent or Merger Sub with any of the provisions hereof shall (A) conflict with or result in any breach of the certificate of incorporation or by-laws of Parent or Merger Sub, or (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties or assets may be bound, or violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Parent or Merger Sub or any of their respective properties or assets.

                  7. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

                  8. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the earlier of (a) the date upon which the Parent shall have purchased and paid for all of the Owned Shares of Stockholder in accordance with the Offer, (b) the date on which the Merger Agreement is terminated under such circumstances in which Parent is not and will not be entitled to a payment pursuant to Section 8.2 of the Merger Agreement and
(c) May 31, 1998.






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                  9.  Miscellaneous.

                           (a) This Agreement constitutes the entire agreement
between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                           (b) Stockholder agrees that this Agreement and the
respective rights and obligations of Stockholder hereunder shall attach to any shares of Common Stock, and any securities convertible into such shares, that may become Beneficially Owned by Stockholder.

                           (c) Except as otherwise provided in this Agreement,
all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

                           (d) This Agreement and all of the provisions hereof
shall be binding upon and inure to the benefit of the parties and their respective successors, personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall (except as required by the proviso to Section 4) be assigned by either party (whether by operation of law or otherwise) without the prior written consent of the other party; provided, that Parent and Merger Sub may assign their rights and obligations hereunder to any assignee of such parties' rights and obligations under the Merger Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

                           (e)      This Agreement may not be amended, changed,
supplemented, or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The parties may waive compliance by the other parties hereto with any representation, agreement or condition otherwise required to be complied with by such other party hereunder, but any such waiver shall be effective only if in writing executed by the waiving party.

                           (f) All notices and other communications hereunder
shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the address for such party set forth in Section
10.5 of the Merger Agreement and at the following address if to the Stockholder.

                           If to Stockholder, to Stockholder's address or
facsimile number set forth on the signature page hereto;




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                                    Copy to:

                                    Paul, Weiss, Rifkind, Wharton & Garrison
                                    1285 Avenue of the Americas
                                    New York, New York  10019-6064
                                    Telecopy: (212) 757-3990
                                    Attn: Carl L. Reisner, Esq.

or to such other address or facsimile number as the Person to whom notice is given shall have previously furnished to the others in writing in the manner set forth above.

                           (g) Any provision of this Agreement which is
prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                           (h) Each of the parties hereto acknowledges and
agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement.

                           (i) All rights, powers and remedies provided under
this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.



                           (j) THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN
ACCORDANCE WITH THE LAWS OF THE STATE OF







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DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF OR
OF ANY OTHER JURISDICTION.

                           (k) The descriptive headings used herein are inserted
for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. "Include," "includes," and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import.

                           (l) This Agreement may be executed in counterparts,
each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

                           IN WITNESS WHEREOF, Parent, Merger Sub and
Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                     WALTZ CORP.

                                     By: /s/ Karl I. Peterson
                                          Name: Karl I. Peterson
                                          Title: Vice President, Secretary and
                                                 Assistant Treasurer


                                     WALTZ ACQUISITION CORP.


                                     By: /s/ Karl I. Peterson
                                          Name: Karl I. Peterson
                                          Title: Vice President, Secretary and
                                                 Assistant Treasurer


                                         /s/ Moshael J. Straus
                                     Stockholder


                                     Address: 411 Hackensack Avenue
                                              Hackensack, New Jersey 07601




                                     Owned Shares: 7,006,983




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